                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                ITT EDUCATIONAL SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                      1999

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                         ITT EDUCATIONAL SERVICES, INC.

                         ITT EDUCATIONAL SERVICES, INC.
                      5975 CASTLE CREEK PARKWAY, N. DRIVE
                                 P.O. BOX 50466
                          INDIANAPOLIS, IN 46250-0466

                                                                  March 26, 1999

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:30 a.m. on Tuesday, May 11, 1999, at the Sheraton Premiere Hotel at Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182.

    We urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

    The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by the shareholders. The Proxy Statement also contains information about the role and responsibility of the Board of Directors and the Committees of the Board and provides important information about each nominee for election as Director.

                                              Sincerely yours,

                                              /s/ RENE R. CHAMPAGNE
                                              Rene R. Champagne
                                              CHAIRMAN, PRESIDENT
                                              AND CHIEF EXECUTIVE OFFICER

                         ITT EDUCATIONAL SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 11, 1999

    The 1999 Annual Meeting of Shareholders of ITT Educational Services, Inc. ("ESI") will be held at the Sheraton Premiere Hotel at Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182, on Tuesday, May 11, 1999, at 10:30 a.m., local time, for the following purposes:

    1. To consider and vote upon two proposals described in the accompanying Proxy Statement providing for:

        PROPOSAL ONE:  Election of two Directors to serve until the 2002 Annual
                       Meeting of Shareholders and until their successors are elected and have qualified.

        PROPOSAL TWO:  Approval of the amendment of ESI's Restated Certificate of Incorporation to increase the number of authorized shares of ESI common stock, $0.01 par value per share, from 50,000,000 to 150,000,000.

    2. To act upon such other matters that may properly come before the meeting.

    All shareholders of record at the close of business on March 12, 1999 will be entitled to vote at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                              By Order of the Board of Directors,

                                              /s/ CLARK D. ELWOOD

                                              Clark D. Elwood
                                              SENIOR VICE PRESIDENT, GENERAL
                                              COUNSEL AND SECRETARY
                                              March 26, 1999

                         ITT EDUCATIONAL SERVICES, INC.
                      5975 CASTLE CREEK PARKWAY, N. DRIVE
                                 P.O. BOX 50466
                          INDIANAPOLIS, IN 46250-0466

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1999

    This Proxy Statement and accompanying proxy are being sent to shareholders on or about March 26, 1999, in connection with the solicitation by the Board of Directors of ITT Educational Services, Inc. ("ESI," "we" or "us") of proxies to be voted at the 1999 Annual Meeting of Shareholders to be held at 10:30 a.m., local time, Tuesday, May 11, 1999, at the Sheraton Premiere Hotel at Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182, for the purposes set forth in the accompanying Notice.

    The accompanying proxy represents all of the shares of ESI common stock, $0.01 par value per share (the "ESI Common Stock"), you are entitled to vote at the meeting. Each of the shares of ESI Common Stock outstanding at the close of business on March 12, 1999, the record date for the meeting, are entitled to one vote at the meeting. Shareholders holding a majority of such shares must be present at the meeting, whether in person or by proxy, in order to constitute a quorum for the transaction of business. As of February 15, 1999, 25,526,452 shares of ESI Common Stock were issued and outstanding.

    If you execute and return the enclosed form of proxy, you may revoke it at any time before it is exercised. You can revoke your proxy by giving us written notice of revocation, executing a subsequently dated proxy and delivering it to us, or attending the meeting and voting in person. Unless revoked, your proxy will be voted at the meeting in accordance with your instructions specified on the proxy. If your proxy does not contain any instructions, your proxy will be voted at the meeting for the election as Directors of the nominees listed under PROPOSAL ONE and for PROPOSAL TWO. The election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. The approval of Proposal Two is subject to the affirmative vote of a majority of the shares outstanding and entitled to vote on the matter. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether a nominee will be elected under PROPOSAL ONE. With respect to PROPOSAL TWO, broker non-votes and abstentions would have the same effect as a vote against such proposal.

    Our Board of Directors is not aware of any matters, other than those described below, which are to be voted on at the meeting. If any other matters are properly raised at the meeting, however, the persons named in the enclosed form of proxy intend to vote the proxy in accordance with their judgment on such matters.

    Officers, Directors and other employees of ESI may solicit proxies by telephone, facsimile or mail, or by meetings with shareholders or their representatives. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. We will pay all expenses of solicitation of proxies. In addition, we have retained Corporate Investor Communications, Inc. to assist us in the solicitation of proxies for a fee of approximately $6,300, plus reimbursement for its out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Corporate Investor Communications, Inc. will perform a broker search, distribute proxy materials to beneficial owners and solicit voted proxies from banks, brokers, nominees and intermediaries.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

    Our Board of Directors currently consists of six Directors divided into three classes. Each of the three classes contains two Directors each. The term of one class expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after the Director's election and thereafter until the Director's successor is elected and has qualified.

    At the meeting, two Directors are to be elected to hold office for a three-year term to expire at the 2002 Annual Meeting of Shareholders and until their successors are elected and have qualified. The persons named in the accompanying proxy intend to vote such proxy for the election to the Board of Directors of John E. Dean and Vin Weber, the current Directors whose terms expire this year, unless you direct them to vote otherwise.

    Each of the nominees has consented to serve as a Director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying proxy intend to vote the proxy for the election of such other person as our Board may recommend. Alternatively, our Board may reduce the number of Directors to eliminate the vacancy.

    A brief summary of each Director's principal occupation, business affiliations and other information follows. Unless otherwise indicated, each Director's principal occupation has been the same for the past five years. There is no family relationship between any of our Directors or executive officers.

    On February 23, 1998, Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Starwood, Inc."), and Starwood Hotels & Resorts, a Maryland real estate investment trust ("Starwood Trust"), acquired ITT Corporation, a Nevada corporation ("ITT"), and ITT became a subsidiary of Starwood, Inc. At the time of this acquisition, ITT owned 83.3% of the outstanding shares of ESI Common Stock. On February 25, 1998, our Board of Directors elected Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht to the Board upon ITT's recommendation. On June 9, 1998, ITT sold 13,050,000 shares of ESI Common Stock in a public offering, reducing ITT's beneficial ownership of ESI to 35% (the "June 1998 Offering"). In connection with the June 1998 Offering, we entered into a Stockholder Agreement with ITT that covered, among other things, the representation of ITT and its affiliates on our Board of Directors and nominating committee. See "Certain Transactions--Agreements With Former Shareholder." On February 1, 1999, ITT sold 7,950,000 shares of ESI Common Stock in a public offering and we repurchased an additional 1,500,000 shares of ESI Common Stock owned by ITT, eliminating ITT's entire beneficial ownership interest in ESI Common Stock. On the same date, Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht resigned their positions as Directors on our Board. On February 16, 1999, our Board of Directors reduced the number of Directors from ten to six in accordance with the terms of our By-Laws.

NOMINEES FOR DIRECTOR

    NOMINEES FOR TERM EXPIRING AT 2002 ANNUAL MEETING.

    John E. Dean, age 48, is a founding partner of the Washington, D.C. law firm Dean Blakey & Moskowitz, established July 1995. Prior to July 1995, Mr. Dean was a founding partner of the Clohan & Dean law firm, the predecessor to Dean Blakey & Moskowitz. Mr. Dean has been a Director of ESI since December 1994.

    Vin Weber, age 46, has been a partner at Clark & Weinstock Inc., a Washington, D.C. public relations firm since 1994. He is vice chairman and co-founder of Empower America, a public interest group. Mr. Weber is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. He is also a director of Department 56, Inc. and OneLink Communications, Inc. Mr. Weber has been a Director of ESI since December 1994.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

    TERM EXPIRING AT 2000 ANNUAL MEETING.

    Rand V. Araskog, age 67, served as chairman and chief executive of ITT from December 1995, and chairman of ITT Sheraton Corporation, a hotel and gaming company, and Caesar's World, Inc., a gaming company, from December 1996 until his retirement in February 1998. Mr. Araskog served as chief executive of ITT Corporation, formerly a Delaware corporation and now known as ITT Industries, Inc., an Indiana corporation and ITT's former parent corporation ("Old ITT"), from 1979 to December 1995, chairman of Old ITT from 1980 to December 1995 and president of Old ITT from March 1991 to December 1995. He is also a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc., Alcatel Alsthom of France, Dow Jones & Company, Inc., Rayonier, Inc. and Shell Oil Company. Mr. Araskog has been a Director of ESI since April 1994.

    Leslie Lenkowsky, age 52, has been professor of philanthropic studies and public policy at Indiana University since September 1997. Dr. Lenkowsky served as president of Hudson Institute, a public policy research institute, from August 1990 through August 1997. He is also a director of American United Life Pooled Equity Fund B and American United Life American Series Fund. Dr. Lenkowsky has been a Director of ESI since December 1994.

    TERM EXPIRING AT 2001 ANNUAL MEETING.

    Rene R. Champagne, age 57, has been Chairman of ESI since October 1994, President and Chief Executive Officer of ESI since September 1985 and a Director of ESI since October 1985.

    James D. Fowler, Jr., age 54, has served as president of Fowler & Associates, a consulting firm based in the Washington, D.C. area, since February 1996, and as executive director and administrator of the Executive Leadership Council and Foundation, a non-profit, non-partisan charitable and educational organization, since October 1997. Mr. Fowler served as director of government and community relations of Old ITT from November 1993 through January 1996. Mr. Fowler has been a Director of ESI since April 1994.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The standing committees of the Board of Directors are the Audit and Corporate Governance Committee, the Compensation Committee and the Nominating Committee.

    THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE:

    - supports the independence of our independent and internal auditors and the objectivity of our financial statements;

    - reviews our annual financial statements and our principal policies for accounting, internal control and financial reporting;

    - recommends to the Board of Directors the engagement or discharge of the independent auditors;

    - reviews with the independent auditors the plan, scope and timing of their audit;

    - reviews the independent auditors' fees and reviews with management the independent auditors' report after completion of the audit;

    - reviews and considers major claims and litigation as well as legal, regulatory and related governmental policy matters that affect us; and

    - reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business integrity and ethics, conflicts of interest and environmental matters.

    The Audit and Corporate Governance Committee held four meetings during 1998. The members of the Audit and Corporate Governance Committee are John E. Dean, Leslie Lenkowsky and Vin Weber.

    THE COMPENSATION COMMITTEE:

    - reviews and makes recommendations to the Board of Directors with respect to the direct and indirect compensation and employee benefits of our Chairman and other elected officers;

    - reviews, administers and makes recommendations to the Board of Directors with respect to any incentive plans and bonus plans that include elected officers;

    - reviews management's long-range planning for executive development and succession; and

    - performs certain other review functions relating to management compensation and employee relations policies.

    The Compensation Committee held one meeting during 1998. The members of the Compensation Committee are John E. Dean and James D. Fowler, Jr.

    THE NOMINATING COMMITTEE:

    - makes recommendations concerning the organization, size and composition of our Board of Directors and its standing committees;

    - proposes nominees for election to our Board and its standing committees;
      and

    - considers the qualifications, compensation and retirement of our Directors.

    The Nominating Committee held one meeting during 1998. The members of the Nominating Committee are Rand V. Araskog and Vin Weber. In considering persons to nominate for election as Directors, the Nominating Committee will entertain recommendations from shareholders that are submitted in writing to ESI in accordance with the procedures set forth in the By-Laws.

    During 1998, there were five regular meetings and two special meetings of the Board of Directors. Each of the Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the standing Board committees on which he or she served, except for Rand V. Araskog who attended 57% of such meetings.

        PROPOSAL TWO: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

    Our Board of Directors unanimously has approved an amendment to Article IV,
Section 1 of our Restated Certificate of Incorporation to increase the number of authorized shares of ESI Common Stock from 50,000,000 to 150,000,000 (the "Amendment"). Article IV, Section 1 of our Restated Certificate of Incorporation presently authorizes 50,000,000 shares of ESI Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share (the "ESI Preferred Stock"). The Amendment would not change the number of authorized shares of ESI Preferred Stock.

    As of February 15, 1999, 25,526,452 shares of ESI Common Stock were issued and outstanding, 393,750 shares of ESI Common Stock were reserved for issuance under the ITT Educational Services, Inc. 1994 Stock Option Plan, 4,034,750 shares of ESI Common Stock were reserved for issuance under the 1997 ITT Educational Services, Inc. Incentive Stock Plan, 5,000,000 shares of ESI Common Stock were reserved for issuance under the ESI 401(k) Plan, 1,500,000 shares of ESI Common Stock were held as treasury stock by ESI and 13,545,048 shares of ESI Common Stock were authorized but unissued and unreserved.

    The Amendment will ensure that shares of ESI Common Stock will be available, if needed, for issuance in connection with stock splits, stock dividends, acquisitions and other corporate purposes. Our Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a shareholders' meeting would be beneficial to ESI. We have no immediate plans to issue any of the additional shares of ESI Common Stock that would be authorized by the Amendment.

    No further action by our shareholders would be necessary prior to our issuance of the additional shares of ESI Common Stock, except as may be required by applicable law, regulatory agencies or any stock exchange on which our securities may then be listed. Neither the shares of ESI Common Stock presently authorized nor the shares of ESI Common Stock to be authorized by the Amendment have preemptive rights.

    If someone attempted a hostile takeover of us, the use of the additional authorized shares to make a counteroffer for the shares of the bidder or to sell shares to dilute the voting power of the bidder could make the takeover attempt more difficult. The Amendment is not part of a plan by us to adopt a series of antitakeover amendments, and our Board of Directors presently is unaware of any effort to accumulate shares of ESI Common Stock or to obtain control of ESI by means of a merger, tender offer, solicitation in opposition to management or otherwise.

    Our Restated Certificate of Incorporation and By-Laws presently contain certain provisions which could be construed as antitakeover measures. Our Restated Certificate of Incorporation and By-Laws provide that our Board of Directors will be divided into three classes of directors, with each class to be as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a full three-year term. Directors can be removed by shareholders only for "cause." The affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote is required to amend the classified board of directors provisions of our Restated Certificate of Incorporation or to remove a Director with cause prior to the expiration of his or her term. Under the classified board of directors provisions described above, it would take at least two elections of Directors for anyone to gain control of our Board of Directors. Accordingly, these provisions would tend to discourage unfriendly takeovers.

    Our Restated Certificate of Incorporation and By-Laws provide that any action taken by our shareholders may be effected only at an annual or special meeting of shareholders and not by written consent.

    Our By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as Directors, or to bring other business before an annual meeting of our shareholders. Our By-Laws provide that only persons who are nominated by, or at the direction of, our Board of Directors, or by a shareholder who has given timely written notice to our Secretary prior to the meeting at which Directors are to be elected, will be eligible for election as Directors of ESI. Our By-Laws also provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or our President, or by a shareholder who has given timely written notice to our Secretary of such shareholder's intention to bring such business before such meeting. Under the By-Laws, a shareholder's notice must also contain certain information specified in the By-Laws.

    We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 provides that a corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder, unless (1) the transaction that results in the person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (2) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers, and shares owned by employee stock plans or (3) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under
Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries, that is
(1) the owner of 15% or more of the outstanding voting stock of the corporation or (2) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder of (3) an affiliate or associate of such person. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board, because the stockholder approval requirement would be avoided if a majority of our Directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

    We also have 5,000,000 shares of authorized ESI Preferred Stock which have not been issued. Our Board of Directors (subject to applicable law or rules of regulatory agencies and requirements of stock exchanges) has the power to issue ESI Preferred Stock without shareholder approval, with such rights as our Board deems advisable, including voting rights, conversion rights, redemption rights and liquidation rights.

    The overall effect of the provisions of the statutes, our Restated Certificate of Incorporation and our By-Laws described above may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of ESI by a holder of a large block of ESI Common Stock or other person, or the removal of incumbent management, even if such actions may be beneficial to our shareholders generally.

    If PROPOSAL TWO is approved, the Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State.

    The Board of Directors recommends a vote FOR the Amendment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and Directors, and persons who own more than 10% of ESI Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish us with copies of all
Section 16(a) forms they file.

    Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during 1998, all of our executive officers, Directors and greater than 10% shareholders complied with all applicable filing requirements.

                               EXECUTIVE OFFICERS

         NAME               AGE                                 POSITION
-----------------------     ---     ----------------------------------------------------------------
Rene R. Champagne           57      Chairman, President and Chief Executive Officer

Gene A. Baugh               56      Senior Vice President and Chief Financial Officer

Clark D. Elwood             38      Senior Vice President, General Counsel and Secretary

Edward G. Hartigan          59      Senior Vice President

Thomas W. Lauer             52      Senior Vice President

    Rene R. Champagne has served as Chairman of ESI since October 1994, President and Chief Executive Officer of ESI since September 1985 and a Director of ESI since October 1985.

    Gene A. Baugh has served as Chief Financial Officer of ESI since December 1996 and Senior Vice President of ESI since January 1993. From 1981 through November 1996 he served as Treasurer and Controller of ESI.

    Clark D. Elwood has served as Senior Vice President of ESI since December 1996, Secretary of ESI since October 1992 and General Counsel of ESI since May 1991. From January 1993 through November 1996, he served as Vice President of ESI.

    Edward G. Hartigan has served as Senior Vice President of ESI since January 1993.

    Thomas W. Lauer has served as Senior Vice President of ESI since January
1993.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers, based on salary and bonus earned during the 1998 fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                            ------------------------
                                                                              AWARDS
                                                      ANNUAL COMPENSATION   SECURITIES     PAYOUTS
                                                      --------------------  UNDERLYING      LTIP         ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR      SALARY    BONUS(1)   OPTIONS(2)   PAYOUTS(3)   COMPENSATION(4)
-----------------------------------------  ---------  ---------  ---------  -----------  -----------  ----------------
Rene R. Champagne                               1998  $ 315,000  $ 190,000      67,000    $       0      $   11,025
  Chairman, President and                       1997    275,000    175,000      45,000            0           5,675
  Chief Executive Officer                       1996    225,000    150,000      33,750      400,000           7,875

Thomas W. Lauer                                 1998    173,020     80,000      25,000            0           5,983
  Senior Vice President                         1997    161,833     80,000      18,750            0           5,266
                                                1996    148,758     82,000      11,250      140,000           4,746

Gene A. Baugh                                   1998    161,963     83,000      25,000            0           5,660
  Senior Vice President                         1997    150,877     80,000      18,750            0           5,162
  and Chief Financial                           1996    144,280     80,600      11,250      140,000           4,680
  Officer

Edward G. Hartigan                              1998    150,622     63,000      15,000            0           5,272
  Senior Vice President                         1997    145,418     60,000      18,750            0           5,090
                                                1996    136,593     70,200      11,250      140,000           4,574

Clark D. Elwood                                 1998    133,670     63,000      25,000            0           4,679
  Senior Vice President,                        1997    124,000     63,000      18,750            0           4,299
  General Counsel and Secretary                 1996    110,000     56,500           0            0           3,850

--------------------------

(1) Amounts shown represent bonus compensation accrued in the stated year and paid in the subsequent year, except that the amount shown for 1997 was accrued in 1997 and paid in November 1997.

(2) Stock options relate solely to shares of ESI Common Stock and reflect adjustments made to these options in connection with the April and November 1996 three-for-two stock splits. None of the Named Executive Officers have received any SARs or restricted stock from ESI.

(3) Amounts shown have been earned under the Old ITT Long-Term Performance Plan.

(4) Amounts shown represent employer contributions under (a) the ESI 401(k) Plan, a defined contribution plan, beginning May 16, 1998, (b) the ESI Excess Savings Plan, a non-qualified retirement plan, beginning May 16, 1998, and (c) The ITT 401k Retirement Savings Plan (formerly known as the "ITT Investment and Savings Plan"), a defined contribution plan, prior to May 16, 1998. Under the ESI 401(k) Plan (and previously under The ITT 401k Retirement Savings Plan), we make a non-matching contribution equal to 1% of an employee's salary, and we make matching contributions in an amount equal to 50% of the employee's contribution, such matching contribution not to exceed 2.5% of such employee's salary. From December 19, 1995 until February 23, 1998, all matching and non-matching contributions were in the form of ITT common stock. From February 23, 1998 until May 16, 1998, all matching and non-matching contributions were in the form of paired shares of Starwood, Inc. common stock and Starwood Trust beneficial interest (collectively, the "Paired Shares"). All matching and non-matching contributions on and after May 16, 1998 are in the form of ESI Common Stock. The ESI Excess Savings Plan enables certain employees who are precluded by federal limitations from contributing 5% of their salary to the ESI 401(k) Plan, a tax qualified retirement plan, to make up the shortfall through salary deferrals and, thereby, receive the 1% non-matching company contribution and the 2.5% matching company contribution otherwise available under the tax-qualified plan.

COMPENSATION OF DIRECTORS

    We do not compensate any Director who is an employee of ESI or any of its affiliates for service as a member of our Board of Directors or any committee of our Board of Directors. Compensation for non-employee Directors consists of an annual retainer of $18,000, a $750 fee for each Board meeting attended and a $500 fee for each committee meeting attended. We reimburse Directors for reasonable, out-of-pocket travel expenses incurred on behalf of ESI.

STOCK OPTIONS

    1994 STOCK PLAN. The ITT Educational Services, Inc. 1994 Stock Option Plan (the "1994 Stock Plan"), which became effective on December 27, 1994, provides for awards of nonqualified stock options to our key employees. An aggregate of 405,000 shares (as adjusted for the April and November 1996 three-for-two stock splits) of ESI Common Stock are reserved for issuance for option awards under the 1994 Stock Plan (subject to further adjustment in certain events). The 1994 Stock Plan expires on December 29, 2004.

    The 1994 Stock Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1994 Stock Plan, the Compensation Committee has the authority to select the persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the awards, including the status of awards subsequent to the termination of a participant's employment with us. Awards of options as to which restrictions have not lapsed are not transferable other than by will or pursuant to the laws of descent and distribution.

    The exercise price of a stock option awarded under the 1994 Stock Plan may not be less than 100% of the fair market value of the ESI Common Stock on the date of grant. No option may be exercised prior to one year after the date of the grant. Subject to the discretion of the Compensation Committee, options granted under the 1994 Stock Plan will generally expire upon the termination of an employee's employment other than by reason of an employee's death, disability or retirement. Notwithstanding the foregoing, the Compensation Committee has the authority to establish different terms and conditions relating to the exercise of an option subsequent to the termination of a participant's employment. The maximum term of options awarded under the 1994 Stock Plan will be ten years and two days from the date of grant. ESI Common Stock issued upon the exercise of options under the 1994 Stock Plan may be made available from treasury shares or authorized but unissued shares.

    No individual may receive options for more than 67,500 shares of ESI Common Stock under the 1994 Stock Plan in any given calendar year. The option price may be paid (a) by check, (b) in ESI Common Stock, (c) through a simultaneous sale through a broker of ESI Common Stock acquired upon the exercise of the option or
(d) by any combination of the foregoing.

    During 1998, the Compensation Committee did not grant any stock options under the 1994 Stock Plan.

    1997 STOCK PLAN. The 1997 ITT Educational Services, Inc. Incentive Stock Plan (the "1997 Stock Plan"), which became effective on May 13, 1997, provides for the grant of stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). It also provides for the grant of nonqualified stock options, SARs, performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine, as well as substitute stock options, stock appreciation rights and restricted stock (collectively, including incentive stock options, "Awards"). The 1997 Stock Plan will expire on May 15, 2007.

    Recipients of Awards under the 1997 Stock Plan must be, or have been at the time of grant, key employees (including any officer or director who is also an employee) whose responsibilities and decisions directly affect our performance or the performance of any of our subsidiaries or other affiliates. We presently have approximately 100 employees who fall within the category of key employees and may be considered for Awards under the 1997 Stock Plan.

    The 1997 Stock Plan contains a formula for establishing an annual limit on the number of shares which may be awarded (or with respect to which non-stock Awards may be made) in any given calendar year (the "Annual Limit"). The Annual Limit formula is expressed as a percentage of the total issued and outstanding ESI Common Stock as of the year end immediately preceding the year of the Awards (the "Plan Year"). Under the Annual Limit formula, the maximum number of shares of ESI Common Stock for which Awards may be granted in each Plan Year shall be 1.5% of the total of the issued and outstanding shares of ESI Common Stock as reported in our Annual Report on Form 10-K for the fiscal year ending immediately prior to any Plan Year. Any unused portion of the Annual Limit for any Plan Year shall be carried forward and be made available for Awards in succeeding Plan Years. In addition, in no event shall more than 4,050,000 shares of ESI Common Stock be cumulatively available for Awards of incentive stock options under the 1997 Stock Plan (subject to adjustments in certain events), and provided further, that no more than 20% of the total number of shares available on a cumulative basis shall be available for restricted stock and performance share Awards. For any Plan Year, no individual employee may receive stock options for more than 67,500 shares. Subject to the above limitations, shares of ESI Common Stock issued under the 1997 Stock Plan may be made available from the authorized but unissued ESI Common Stock, from treasury stock or from shares purchased on the open market.

    The Compensation Committee administers the 1997 Stock Plan and makes determinations with respect to the designation of those employees who shall receive Awards, the number of shares to be covered by options, SARs and restricted stock awards, the exercise price of options (which may not be less than 100% of the fair market value of ESI Common Stock on the date of grant), other option terms and conditions and the number of performance shares to be granted and the applicable performance objectives. The Compensation Committee may impose such additional terms and conditions on an Award as it deems advisable.

    Incentive stock options and related SARs under the 1997 Stock Plan must expire within ten years after grant; nonqualified stock options and related SARs will expire not more than ten years and two days after grant. The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by an employee in any calendar year may not exceed $100,000. No SAR may be exercised until at least six months after it is granted. The exercise price for options and SARs must be at least equal to the fair market value of the ESI Common Stock on the date of grant. The exercise price for options must be paid to us at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash or already-owned shares of ESI Common Stock or a combination thereof. During the lifetime of an employee, an option may be exercised only by the individual (or his or her estate or designated beneficiary), no later than three months after his or her termination of employment (or for longer periods as determined by the Compensation Committee if termination is caused by retirement, total disability or death, but in no event later than the expiration of the original term of the option). If an optionee voluntarily resigns or is terminated for cause, the options and SARs are canceled immediately.

    Performance shares under the 1997 Stock Plan are contingent rights to receive future payments based on the achievement of individual or company performance objectives as prescribed by the Compensation Committee. The maximum number of performance shares that may be granted to any individual employee in any given year is 100,000. The amounts paid will be based on actual performance over a period from two to five years, as determined by the Compensation Committee, using one or more of the following objective criteria, as it deems appropriate: our earnings per share, return on equity, cash flow or total shareholder return. Payments may be made in the form of shares of ESI Common Stock, cash or a combination of ESI Common Stock and cash. The ultimate payments are determined by the number of shares earned and the price of ESI Common Stock at the end of the performance period. In the event an employee terminates employment during such a performance period, the employee will forfeit any right to payment. In the case of retirement, total disability, death or cases of special circumstances, however, the employee may, in the discretion of the Compensation Committee, be entitled to an Award prorated for the portion of the performance period during which he or she was employed by us.

    Restricted shares of ESI Common Stock awarded under the 1997 Stock Plan will be issued subject to a restriction period set by the Compensation Committee during which time the shares may not be sold, transferred, assigned or pledged. In the event an employee terminates employment during a restriction period, all such shares still subject to restrictions will be forfeited by the employee and reacquired by us. The Compensation Committee may provide for the lapse of restrictions in installments where deemed appropriate and it may also require the achievement of predetermined performance objectives in order for such shares to vest. The recipient, as owner of the awarded shares, shall have all other rights of a shareholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived, in the discretion of the Compensation Committee, in the event of the awardee's retirement, total disability, death or in cases of special circumstances.

    During 1998, the Compensation Committee granted nonqualified stock options under the 1997 Stock Plan to purchase an aggregate of 157,000 shares of ESI Common Stock to the Named Executive Officers at an exercise price of $21.688 per share. A total of 248,000 nonqualified stock options were granted to other ESI employees in 1998 under the 1997 Stock Plan at the same exercise price. No other Awards were made in 1998 under the 1997 Stock Plan.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth information with respect to stock options granted by ESI under the 1997 Stock Plan to the Named Executive Officers during 1998. No stock options were granted under the 1994 Stock Plan during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                  --------------------------------------------------------     VALUE AT ASSUMED
                                   NUMBER OF    % OF TOTAL                                  ANNUAL RATES OF STOCK
                                  SECURITIES      OPTIONS                                   PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO                                      OPTION TERM(3)
                                    OPTIONS    EMPLOYEES IN      EXERCISE      EXPIRATION   ----------------------
              NAME                GRANTED(1)    FISCAL YEAR      PRICE(2)         DATE         5%          10%
--------------------------------  -----------  -------------  ---------------  -----------  ---------  -----------
Rene R. Champagne...............      67,000        16.54%       $  21.688        1/15/08   $ 913,813  $ 2,315,855

Thomas W. Lauer.................      25,000         6.17%          21.688        1/15/08     340,975      864,125

Gene A. Baugh...................      25,000         6.17%          21.688        1/15/08     340,975      864,125

Edward G. Hartigan..............      15,000         3.70%          21.688        1/15/08     204,585      518,475

Clark D. Elwood.................      25,000         6.17%          21.688        1/15/08     340,975      864,125

--------------------------

(1) Numbers shown represent nonqualified stock options to purchase ESI Common Stock.

(2) Nonqualified stock options granted at 100% of the fair market value of ESI Common Stock on the date of grant. The options granted are exercisable in thirds on January 13 of each of the years 1999, 2000 and 2001.

(3) The amounts shown are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of our stock price. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. At the end of the term of the options granted on January 13, 1998, the projected price per share of ESI Common Stock would be $35.327 and $56.253 at an assumed annual appreciation rate of 5% and 10%, respectively.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information with respect to the exercise of options to purchase ESI Common Stock by the Named Executive Officers during 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                                      SHARES                        YEAR-END              AT FISCAL YEAR-END(1)
                                     ACQUIRED      VALUE    -------------------------  ---------------------------
               NAME                 ON EXERCISE  REALIZED   EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------  -----------  ---------  ----------  -------------  ------------  -------------
Rene R. Champagne.................       0          $0         105,000        108,250    $2,637,450     $1,365,523
Thomas W. Lauer...................       0           0          36,250         41,250       891,338        512,381
Gene A. Baugh.....................       0           0          36,250         41,250       891,338        512,381
Edward G. Hartigan................       0           0          36,250         31,250       891,338        389,261
Clark D. Elwood...................       0           0          28,750         37,500       625,935        429,675

------------------------

(1) The closing price for ESI Common Stock on the New York Stock Exchange on December 31, 1998 was $34.00. Value is calculated on the basis of the difference between the option exercise price and $34.00, multiplied by the number of "In-the-Money" shares of ESI Common Stock underlying the option.

SEVERANCE PAY PLAN

    We have not entered into an employment contract with any of the Named Executive Officers.

    Rene R. Champagne is the sole participant in ESI's Senior Executive Severance Pay Plan (the "Severance Plan"). Under this plan, Mr. Champagne will be entitled to severance benefits, unless his employment is terminated by us:
(a) for cause; (b) on or after his normal retirement date; or (c) as a result of acceptance of employment, or refusal of comparable employment, with a purchaser of ESI, voluntary resignation, voluntary retirement, failure to return from an approved leave of absence (including a medical leave of absence), death or disability.

    The severance benefits include: (a) severance pay in an amount equal to the lower of 24 months' base salary, base salary for the number of months remaining between the termination of employment and his normal retirement date, or two times his total annual compensation during the year immediately preceding his termination; and (b) continued participation in our employee benefit plans (except for any short-term or long-term disability plans, the business travel accident plan or any new employee benefit plan adopted by us after his termination) during the period he receives severance pay.

    The Severance Plan includes offset provisions for other compensation from us and requirements on the part of Mr. Champagne with respect to non-competition and compliance with our Code of Corporate Conduct. While severance payments would ordinarily be made monthly over the scheduled term of such payments, we have the option to make such payments in the form of a single lump-sum payment discounted to present value.

PENSION PLAN

    ITT PENSION PLAN. Prior to June 10, 1998, we participated in the Retirement Plan for Salaried Employees of ITT Corporation (the "ITT Pension Plan"), a non-contributory defined benefit pension plan that covered substantially all of our eligible salaried employees, including our executive officers. We paid the entire cost of the ITT Pension Plan with respect to our employees. Annual amounts of normal retirement pension commencing at age 65, as of June 9, 1998, based on average final compensation and benefit service, but before Social Security reductions and subject to the offset described below, are illustrated in the following table.

                             ITT PENSION PLAN TABLE

                                                 YEARS OF SERVICE
                      ----------------------------------------------------------------------
REMUNERATION              15          20          25          30          35          40
--------------------  ----------  ----------  ----------  ----------  ----------  ----------
$ 50,000............  $   15,000  $   20,000  $   25,000  $   28,750  $   32,500  $   36,250
 100,000............      30,000      40,000      50,000      57,500      65,000      72,500
 200,000............      60,000      80,000     100,000     115,000     130,000     145,000
 300,000............      90,000     120,000     150,000     172,500     195,000     217,500
 400,000............     120,000     160,000     200,000     230,000     260,000     290,000
 500,000............     150,000     200,000     250,000     287,500     325,000     362,500

    The annual pension amounts to 2% of a member's average final compensation (as defined below) for each of the first 25 years of benefit service prior to June 10, 1998, plus 1.5% of a member's average final compensation for each of the next 15 years of benefit service prior to June 10, 1998, reduced by 1.25% of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than 50% of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the ITT Pension Plan as the total of (a) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (b) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The amounts shown under "Salary" and "Bonus" in the Summary Compensation Table are the components of the compensation that is used for purposes of determining "average final compensation" under the ITT Pension Plan, but annual compensation in excess of $160,000 and compensation accrued after June 9, 1998 are not taken into account. The ITT Pension Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the ITT Pension Plan upon completion of five years of eligibility service. Prior to December 19, 1995, we participated in the Retirement Plan for Salaried Employees of Old ITT (the "Old Pension Plan"). The terms of the Old Pension Plan were substantially identical to the terms of the ITT Pension Plan. The Old Pension Plan remained with Old ITT following the division of Old ITT's businesses among itself and two of its wholly owned subsidiaries (including ITT) and the distribution of all the outstanding common stock of ITT and the other subsidiary to the shareholders of Old ITT, which occurred on December 19, 1995. Old ITT is responsible for administering the benefits under the Old Pension Plan with respect to its own employees as well as our retirees. As sponsor of the Old Pension Plan, Old ITT will be responsible for all benefits accrued thereunder. To the extent the assets in the Old Pension Plan are insufficient to satisfy the benefit liabilities thereunder, Old ITT will be responsible, in accordance with applicable law, for satisfying those liabilities with its own assets. The ITT Pension Plan recognizes service with other companies that were part of Old ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any retirement plan of such companies covering the same period of service.

    Prior to February 12, 1998, we participated in an ITT non-qualified unfunded retirement plan (the "ITT Excess Pension Plan") for payment of those benefits at retirement that could not be paid from the qualified ITT Pension Plan. The practical effect of the ITT Excess Pension Plan was to continue calculation of retirement benefits to all employees on a uniform basis. Benefits for our employees under the ITT Excess Pension Plan were paid directly by us. The approval by ITT's shareholders on February 12, 1998 of Starwood, Inc.'s acquisition of ITT constituted a change in corporate control as defined in the ITT Excess Pension Plan, which resulted in a distribution of all of the assets of the ITT Excess Pension Plan to the participants.

    Respective years of benefit service under the ITT Pension Plan, through June 9, 1998, are as follows: Mr. Baugh--20.589; Mr. Champagne--12.692; Mr. Elwood--14.014; Mr. Hartigan--11.375; and Mr. Lauer--29.442.

    ESI PENSION PLAN. On June 9, 1998, we established the ESI Pension Plan covering substantially all of our eligible salaried employees, including our executive officers. The ESI Pension Plan is a cash balance defined benefit plan, which provides a set benefit to participating employees at their retirement that is not affected by the amount of our contributions to the ESI Pension Plan trust or the investment gains or losses with respect to such contributions. At the end of each plan year (I.E., January 1 through December 31, except for the first plan year of June 9, 1998 through December 31, 1998), the ESI Pension Plan credits a bookkeeping account associated with each participating employee with
(a) an amount based on the employee's compensation, age and years of benefit service (the "Pay Credit") and (b) interest on the balance in the bookkeeping account at the fixed rate of 8%, compounded annually. At retirement, the participating employee will receive a benefit equal to the value of the bookkeeping account associated with such employee. We pay the entire cost of the ESI Pension Plan. The Pay Credit equals a percentage of the participating employee's compensation (including base pay, overtime pay, bonuses and certain commissions) for the plan year and is determined under the following schedule according to points based on the participating employee's age and years of benefit service:

            STANDARD SCHEDULE
               ALLOCATION
 POINTS        PERCENTAGE
---------  -------------------
   1-29              2.0
  30-34              2.5
  35-39              3.0
  40-44              3.5
  45-49              4.0
  50-54              4.5
  55-59              5.5
  60-64              6.5
  65-69              7.5
  70-74              9.0
  75-79             10.5
   80+              12.0

Participating employees who meet certain age and service requirements receive Pay Credits under the following "Transition Schedule" which is more generous at the higher point levels:

           TRANSITION SCHEDULE
               ALLOCATION
 POINTS        PERCENTAGE
---------  -------------------
   1-29            2.0
  30-34            2.5
  35-39            3.0
  40-44            3.5
  45-49            4.0
  50-54            4.5
  55-59            5.5
  60-64            7.0
  65-69            8.5
  70-74           10.5
  75-79           13.0
   80+            16.0

Mr. Elwood receives Pay Credits under the "Standard Schedule," and Messrs. Champagne, Lauer, Baugh and Hartigan receive Pay Credits under the "Transition Schedule."

    The participating employee's points for a plan year equal the sum of the employee's age and years of benefit service as of the last day of the plan year. Any benefit service and vesting service with ITT or any of its affiliated companies that was credited to the participating employee under the ITT Pension Plan as of June 9, 1998 is treated as benefit service and vesting service, respectively, with us under the ESI Pension Plan. A participating employee who has completed five or more years of vesting service (or his or her beneficiary) is eligible to receive a distribution from the ESI Pension Plan upon the participating employee's retirement on or after age 55, disability, death or after the employee has both terminated employment and reached age 55. The form and timing of the distribution may vary. Respective years of benefit service under the ESI Pension Plan, through December 31, 1998, are as follows: Mr. Baugh--21.150; Mr. Champagne--13.253; Mr. Elwood--14.575; Mr. Hartigan--11.931;
and Mr. Lauer--30.000. The estimated annual benefits payable upon retirement at age 65 (assuming an annual 4.5% increase in compensation and that the form of distribution is an annuity) for each of the Named Executive Officers is as follows:

                            ESTIMATED
EXECUTIVE OFFICER         ANNUAL BENEFIT
------------------------  --------------
Mr. Champagne                $ 23,077
Mr. Lauer                     49,929
Mr. Baugh                     31,559
Mr. Hartigan                  15,719
Mr. Elwood                   112,531

    Federal legislation limits the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. We have adopted a non-qualified unfunded retirement plan ("ESI Excess Pension Plan") for payment of those benefits at retirement that cannot be paid from the qualified ESI Pension Plan. The practical effect of the ESI Excess Pension Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits for our employees under the ESI Excess Pension Plan will generally be paid directly by us. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ESI Excess Pension Plan).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From January 1, 1998 until February 23, 1998, the members of the Compensation Committee (the "Committee") were Bette B. Anderson, Rand V. Araskog and Margita E. White. From February 25, 1998 through February 1, 1999, the members of the Committee were John E. Dean, James D. Fowler, Jr., Merrick R. Kleeman and Barry S. Sternlicht. Since February 1, 1999, the members of the Committee have been John E. Dean and James D. Fowler, Jr. Except for Rand V. Araskog and Barry S. Sternlicht, none of the Committee members during 1998 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as an officer or employee of ESI. Prior to February 24, 1998, Mr. Araskog was an executive officer of ITT, which has provided certain administrative, financial, treasury, accounting, tax and other services to us and has made available certain of its employee benefit plans to our employees. ITT and ESI have also been parties to a number of intercompany agreements covering matters such as corporate governance, tax sharing arrangements, the use of the "ITT" name and registration rights. Mr. Sternlicht is an executive officer of Starwood, Inc. which became the parent corporation of ITT on February 23, 1998. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report sets forth the executive compensation policies of the Committee with respect to ESI executive officers in general and the rationale for the specific decisions affecting the 1998 compensation of Mr. Champagne, ESI's Chief Executive Officer. This report also discusses the relationship between the compensation of ESI's four other most highly compensated executive officers and the performance of ESI.

    The Committee reviewed the compensation policies adopted and followed by the Committee with respect to all of ESI's executive officers and confirmed the guiding principles contained therein that executive officer compensation must be related to ESI's performance and must emphasize increasing shareholder value. The Committee also determined that the general components of the compensation policies pertaining to ESI executive officers (I.E., salaries, bonuses, long-term incentives and employee benefits) are sufficiently tied to ESI's performance.

    The Committee determined that ESI's continued success is due in part to its skilled executives. In setting and administering ESI's compensation policies and programs, the Committee attempts to target compensation to the median of the range of compensation provided to executives of corporations similar to ESI in terms of assets, sales, revenues and earnings. ESI's executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide ESI executives with incentives directly linked to the creation of shareholder value.

    THE COMMITTEE'S ROLE. The Committee is responsible for the administration of the executive compensation program and reviews all proposed new or amended employee benefit plans. From January 1, 1998 through February 22, 1998, the Committee was composed of Bette B. Anderson, Rand V. Araskog and Margita E. White, none of whom was eligible to participate in any of the plans which make up ESI's executive compensation program. As of February 23, 1998, Bette B. Anderson and Margita E. White resigned from the Board of Directors and no longer serve on the Committee. Rand V. Araskog remains a Director of ESI, but no longer serves as a member of the Committee. From February 25, 1998 through February 1, 1999, the Committee was composed of four Directors, John E. Dean, James D. Fowler, Jr., Merrick R. Kleeman and Barry S. Sternlicht, all of whom participated in the deliberations concerning compensation reported in 1998. Since February 1, 1999, the members of the Committee have been John E. Dean and James D. Fowler, Jr.

    The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the ESI executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to obtain independent opinions on compensation proposals. The Committee has met, and will continue to meet, in executive sessions which are not attended by any ESI executives or managers. The Committee regularly reports its activities to the Board of Directors.

    PERFORMANCE EVALUATION. The Committee met in executive session in October 1998 to review the overall performance of the Chief Executive Officer, particularly with respect to ESI's long range strategies and the achievement of both financial and non-financial objectives. Paramount consideration was given to the Chief Executive Officer's role in building shareholder value and improving the return on the shareholders' investment.

    THE COMPENSATION PROGRAM. The compensation program for ESI executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It remains the intent of the Committee that incentives based on long-term performance should be the major component in the pay package for senior executives. Discussed below is each element of the compensation program.

    BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. During 1998, ESI executive salaries were evaluated in relation to a competitive annualized merit increase guideline of 4.5% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance.

    The Committee authorized a salary increase for Mr. Champagne effective January 1, 1999 of $35,000, bringing his annual salary to $350,000. This merit increase, which followed a 12-month interval since his last salary review, was equivalent to 11.1% on an annualized basis and was based on an evaluation of his performance during the measurement period and a comparison of the base salaries of the chief executive officers of companies similar in size to ESI in terms of assets, sales, revenues and earnings.

    Among the other named officers, Mr. Lauer's annual salary was increased effective May 1, 1998 to $175,430, an increase of $7,230 or 4.3% after 12 months. Mr. Baugh's annual salary was increased effective September 1, 1998 to $166,750, an increase of $7,180 or 4.5% after 12 months. Mr. Hartigan's annual salary was increased effective February 1, 1998 to $151,025, an increase of $4,825 or 3.3% after 12 months. Mr. Elwood's annual salary was increased effective January 1, 1998 to $133,670, an increase of $9,670 or 7.8% after 12 months.

    ANNUAL INCENTIVE BONUS. The amounts of annual bonus awards are based on corporate financial performance for the year compared to an annual performance goal established at the beginning of the year. For 1998, such performance goal is 1998 net income compared to 1997 net income.

    STOCK OPTION AWARDS. Stock option awards provide long-term incentives which are directly related to the performance of ESI Common Stock. Options generally have ten-year terms and closely align the executive's interests with those of other shareholders.

    In order to create performance incentives and promote equity ownership in ESI by certain officers, stock options were granted on January 13, 1998 under the 1997 Stock Plan to 77 employees of ESI at an option exercise price of $21.688 per share.

    EMPLOYEE BENEFITS. Executives also participate in ESI's broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage and other benefit plans.

    DISCUSSION OF THE COMMITTEE'S POLICY REGARDING QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE. Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") created a new Code subsection 162(m), under which the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years on or after January l, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director requirement; and
(c) a shareholder approval requirement.

    It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate rewards directly to ESI's overall performance and the individual executive's specific contribution.

    In light of OBRA, it is the policy of the Committee to modify where necessary the executive compensation plans so as to maximize the tax deductibility of compensation paid to its executive officers, and the Committee does not anticipate paying any compensation in 1999 that is not fully tax deductible. Accordingly, the 1997 Stock Plan includes a fixed limit on the number of options that may be granted to any individual in any given year. Any future gains that may be realized upon the exercise of stock options granted under the 1997 Stock Plan will qualify as "performance-based compensation" and will be fully deductible by ESI.

    This report is furnished by:

                                          COMPENSATION COMMITTEE
                                            JOHN E. DEAN
                                            JAMES D. FOWLER, JR.

PERFORMANCE GRAPH

    The performance graph set forth below compares the cumulative total shareholder return on ESI Common Stock with the S&P 500 Index and an Industry Group Index for the period from December 20, 1994 through December 31, 1998. The industry group consists of the following companies selected on the basis of the similar nature of their business: Apollo Group, Inc., Computer Learning Centers, Inc., DeVry, Inc., Education Management Corp., Edutrek International, Inc., Quest Education Corporation, Sylvan Learning Systems, Inc. and Whitman Education Group, Inc. (the "Industry Group"). We believe that, including ourselves, the Industry Group represents a significant portion of the market value of publicly traded companies whose primary business is classroom education. ESI Common Stock commenced trading on the New York Stock Exchange on December 20, 1994. The number of publicly traded companies involved in education has increased dramatically over the past few years, making the composition of the Industry Group more representative of our industry than the peer issuers previously included in our industry group index. The former industry group included DeVry, Inc., Sylvan Learning Systems, Inc. and The Tesseract Group, Inc. (the "Former Industry Group").
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CUMULATIVE TOTAL RETURN
(Based on $100 invested on December 20, 1994
and
assumes the reinvestment of all dividends)
DOLLARS
                                                    ITT Educational Services,
                                                                         Inc.   Industry Group Index   Former Industry Group Index
12/20/1994                                                            $100.00                $100.00                       $100.00
12/31/1994                                                            $101.25                $106.52                       $103.71
12/31/1995                                                            $246.25                $253.04                       $140.49
12/31/1996                                                            $519.79                $453.29                       $225.46
12/31/1997                                                            $501.53                $648.63                       $303.73
12/31/1998                                                            $764.23                $821.19                       $504.38

            CUMULATIVE TOTAL RETURN
(Based on $100 invested on December 20, 1994 and assumes the reinvestment of all dividends)
DOLLARS

                                                   S&P 500 Index
12/20/1994                                               $100.00
12/31/1994                                               $100.00
12/31/1995                                               $137.58
12/31/1996                                               $169.17
12/31/1997                                               $225.61
12/31/1998                                               $290.09

                                               12/20/94     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
                                              -----------  -----------  -----------  -----------  -----------  -----------
ESI.........................................      100.00       101.25       246.25       519.79       501.53       764.23
Industry Group Index........................      100.00       106.52       253.04       453.29       648.63       821.19
Former Industry Group Index.................      100.00       103.71       140.49       225.46       303.73       504.38
S&P 500 Index...............................      100.00       100.00       137.58       169.17       225.61       290.09

    Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

                              INDEPENDENT AUDITORS

    In accordance with the recommendation of the Audit and Corporate Governance Committee, the Board of Directors has reappointed PricewaterhouseCoopers LLP as our independent auditors for 1999. A representative of PricewaterhouseCoopers LLP will attend the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. Our Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit and Corporate Governance Committee.

                               SECURITY OWNERSHIP

    The following table sets forth, as of February 15, 1999, the number of shares of ESI Common Stock beneficially owned by any person (including any group) known by management to beneficially own more than 5% of ESI Common Stock, by each Director, by each of the Named Executive Officers and by all of our current Directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to all shares indicated as beneficially owned.

                                                                                  ESI COMMON STOCK
                                                                          ---------------------------------
                                                                            NUMBER OF SHARES
                                                                              BENEFICIALLY        PERCENT
                        NAME OF BENEFICIAL OWNER                                OWNED(1)         OF CLASS
------------------------------------------------------------------------  --------------------  -----------
Janus Capital Corporation and
Thomas H. Bailey........................................................       2,057,970(2)            8.1
  100 Filmore Street
  Denver, CO 80206-4923
Baron Capital Group, Inc.,
BAMCO, Inc.,
Baron Capital Management, Inc.,
Baron Asset Fund and
Ronald Baron............................................................       1,497,600(3)            5.9
  767 Fifth Avenue
  New York, NY 10153
Warburg Pincus Asset Management, Inc....................................       1,466,577(4)            5.7
  466 Lexington Avenue
  New York, NY 10017
Rene R. Champagne.......................................................         176,083(5)              *
Gene A. Baugh...........................................................          60,338(6)              *
Clark D. Elwood.........................................................          46,123(7)              *
Edward G. Hartigan......................................................          56,162(8)              *
Thomas W. Lauer.........................................................          59,017(9)              *
Rand V. Araskog.........................................................         340,000               1.3
John E. Dean............................................................           2,875(10)             *
James D. Fowler, Jr.....................................................           3,750                 *
Leslie Lenkowsky........................................................           1,025                 *
Vin Weber...............................................................           2,250                 *
All current Directors and executive officers as a group (10)............         747,623(11)           2.9

------------------------

*Less than 1%.

(1) All shares of ESI Common Stock are owned directly except as otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares (a) receivable by Directors and executive officers upon exercise of employee stock options exercisable within 60 days after February 15, 1999 or (b) allocated to the accounts of certain Directors and executive officers under the ESI 401(k) Plan at February 15, 1999 are deemed to be beneficially owned by such Directors and executive officers.

(2) Based solely on information in reports filed by the beneficial owners under
    Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 2,057,970 shares. Janus Capital Corporation is a registered investment advisor. Mr. Bailey is deemed to control Janus Capital Corporation. Janus Capital Corporation and Mr. Bailey have shared power to
    (a) vote or direct the vote of 2,057,970 shares and (b) dispose or direct the disposition of 2,057,970 shares.

(3) Based solely on information in reports filed by the beneficial owners under
    Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 1,497,600 shares. BAMCO, Inc. and Baron Capital Management, Inc. are registered investment advisers and subsidiaries of Baron Capital Group, Inc. Baron Asset Fund is an investment advisory client of BAMCO, Inc. Mr. Baron owns a controlling interest in Baron Capital Group, Inc. Baron Capital Group, Inc. and Mr. Baron have shared power to (a) vote or direct the vote of 1,497,600 shares and (b) dispose or direct the disposition of 1,497,600 shares. BAMCO, Inc. and Baron Asset Fund have shared power to (a) vote or direct the vote of 1,400,000 shares and (b) dispose or direct the disposition of 1,400,000 shares. Baron Capital Management, Inc. has shared power to (a) vote or direct the vote of 97,600 shares and (b) dispose or direct the disposition of 97,600 shares.

(4) Based solely on information in reports filed by the beneficial owner under
    Section 13(d) or 13(g) of the Securities Exchange Act of 1934. The beneficial owner is a registered investment adviser and has sole power to vote or direct the vote of 1,198,050 shares.

(5) This number includes 22,500 shares owned directly and 153,583 shares subject to presently exercisable options.

(6) This number includes 5,625 shares owned directly, 130 shares owned under the ESI 401(k) Plan and 54,583 shares subject to presently exercisable options.

(7) This number includes 600 shares owned directly, 2,190 shares owned under the ESI 401(k) Plan and 43,333 shares subject to presently exercisable options.

(8) This number includes 1,575 shares owned directly, 3,337 shares owned under the ESI 401(k) Plan and 51,250 shares subject to presently exercisable options.

(9) This number includes 4,200 shares owned directly, 234 shares owned under the ESI 401(k) Plan and 54,583 shares subject to presently exercisable options.

(10) This number includes 2,425 shares owned directly and 450 shares owned by Mr. Dean's spouse.

(11) This number includes 5,891 shares owned under the ESI 401(k) Plan and 357,332 shares subject to presently exercisable options.

CHANGE IN CONTROL

    On February 23, 1998, Starwood Trust and Starwood, Inc. (collectively "Starwood Hotels") acquired ITT in accordance with the Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997 (the "Acquisition Agreement") among Starwood, Inc., Chess Acquisition Corp., a Nevada corporation and a subsidiary of Starwood, Inc. ("Chess"), Starwood Trust and ITT. Pursuant to the terms of the Acqusition Agreement, Chess was merged with and into ITT and ITT became a subsidiary of Starwood, Inc. (the "Acquisition").

    Under the terms of the Acquisition Agreement, each outstanding share of common stock, no par value, of ITT ("ITT Common Stock"), together with the associated right to purchase shares of Series A Participating Cumulative Preferred Stock of ITT (the "Rights" and, together with the ITT Common Stock, "ITT Shares"), other than those that were converted into cash pursuant to a cash election by the holder (and other than ITT Shares owned directly or indirectly by ITT or Starwood Hotels, which shares were cancelled), was converted into
1.543 Paired Shares of Starwood Hotels, each Paired Share consisting of one share of common stock of Starwood, Inc. and one share of beneficial interest of Starwood Trust. Pursuant to cash election procedures, 35,195,664 ITT Shares, representing approximately 30% of the outstanding ITT Shares, were converted into $85 in cash per share. In addition, each ITT Share was converted into additional cash consideration in the amount of $.37493151, which amount represents the interest that would have accrued (without compounding) on $85 at an annual rate of 7% during the period from and including January 31, 1998 to but excluding the date of the closing (February 23, 1998). The aggregate value of the acquisition of ITT in cash, Paired Shares and assumed debt was approximately $14.6 billion.

    Starwood Hotels borrowed the cash portion of the consideration under a $3.1 billion credit facility co-administered by Bankers Trust Company and The Chase Manhattan Bank and co-syndicated by Lehman Commercial Paper Inc. and Bank of Montreal and a $2.5 billion senior secured increasing rate note facility arranged by Lehman Commercial Paper Inc., co-syndicated by BT Alex. Brown Incorporated and Chase Securities, Inc. and for which NationsBank, N.A. serves as documentation agent.

    As a result of the Acquisition, Starwood, Inc. also acquired control of us. ITT held 22,500,000 shares, or 83.3%, of the outstanding ESI Common Stock, and 4,499,952 shares, or 16.7%, of the outstanding ESI Common Stock were owned by the general public. At the time the Acquisition was consummated, four of the ten members of our Board of Directors (Bette B. Anderson, Robert A. Bowman, Richard
S. Ward and Margita E. White, all of whom were directors and/or executive officers of ITT prior to the Acquisition) resigned effective February 23, 1998. On February 25, 1998, the remaining members of our Board of Directors elected four individuals recommended by Starwood, Inc. (Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht) to fill the vacancies caused by such resignations and to serve as Directors for terms expiring at the 2000, 1999, 2000 and 1998 Annual Meeting of Shareholders, respectively, and until such Director's successor is duly elected and qualified. At our 1998 Annual Meeting of Shareholders, Mr. Sternlicht was elected to serve as a Director for a term expiring at the 2001 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Mr. Coelho, Ms. Josephs, Mr. Kleeman and Mr. Sternlicht each resigned on February 1, 1999. ITT no longer holds any shares of ESI Common Stock. See "Certain Transactions-- Relationship With Former Shareholder."

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH FORMER SHAREHOLDER

    Prior to June 9, 1998, ITT held 83.3% of the outstanding shares of ESI Common Stock. From June 9, 1998 until February 1, 1999, ITT held 35% of the outstanding shares of ESI Common Stock. In addition, prior to the Acquisition, six of our Directors (Bette B. Anderson, Rand V. Araskog, Robert A. Bowman, Richard S. Ward, Vin Weber and Margita E. White) were also executive officers or directors of ITT. Mrs. Anderson, Mr. Bowman, Mr. Ward and Mrs. White resigned from our Board of Directors, effective February 23, 1998. On February 25, 1998, the remaining members of our Board of Directors elected four individuals recommended by ITT (Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht) to fill the vacancies caused by these resignations. Mr. Coelho, Ms. Josephs, Mr. Kleeman and Mr. Sternlicht were elected for the terms expiring at the Annual Meeting of Shareholders as follows: Mr. Coelho, 2000; Ms. Josephs, 1999; Mr. Kleeman, 2000; and Mr. Sternlicht, 1998. Mr. Sternlicht was re-elected as a Director at the 1998 Annual Meeting of Shareholders for a term expiring at the 2001 Annual Meeting of Shareholders. Mr. Sternlicht serves as chairman and chief executive officer and a director of Starwood, Inc. Mr. Sternlicht is also the general manager of Starwood Capital Group, L.L.C. ("Starwood Capital"), which, together with its affiliates and Mr. Sternlicht, beneficially owns approximately 5.9% of the outstanding units of Starwood, Inc. common stock and Starwood Trust Class B Shares of beneficial interest. Mr. Kleeman is also a managing director of Starwood Capital. Mr. Coelho and Ms. Josephs are not affiliated with ITT, Starwood, Inc., Starwood Trust or Starwood Capital.

    On June 9, 1998, we completed the June 1998 Offering, which involved a secondary public offering of 13,050,000 shares of ESI Common Stock owned by ITT, reducing the percentage of the outstanding shares of ESI Common Stock owned by ITT from 83.33% to 35%, or 9,450,000 shares. On February 1, 1999, we completed a secondary public offering of 7,950,000 shares of ESI Common Stock owned by ITT (the "February 1999 Offering"), and we repurchased an additional 1,500,000 shares of ESI Common Stock owned by ITT, eliminating ITT's entire beneficial ownership interest in ESI Common Stock. The four members of our Board of Directors who were recommended by ITT (Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht) resigned on the same date.

SERVICES PROVIDED BY FORMER SHAREHOLDER

    Set forth below are descriptions of certain services ITT provided to us from December 1994 until the June 1998 Offering. As described below and in "--Agreements With Former Shareholder," these arrangements ended in connection with the Acquisition and the June 1998 Offering.

    TREASURY AND FINANCING SERVICES. Until February 5, 1998, ITT provided us with centralized treasury and financing services. As part of these functions, we remitted our surplus cash receipts to ITT, and ITT advanced cash, as necessary, to us. From January 1, 1998 through February 5, 1998, the net amount of cash transferred from ITT to us, exclusive of payments for the services described below, was $94,284,000 and aggregate payments for the services described below were $8,607,000. ITT paid interest to us on the average net cash balances held by ITT. For the period January 1, 1998 through February 5, 1998, we received net interest income from ITT in the amount of $549,000. We have been managing and investing our own cash since February 5, 1998. We have not been able to obtain the same yields on our cash balances that ITT paid. Accordingly, interest income, net decreased in 1998.

    GENERAL AND ADMINISTRATIVE SERVICES. Under agreements in place prior to the June 1998 Offering, ITT periodically provided advice and assistance to us with regard to certain risk management, accounting, tax and other management services. We ceased utilizing substantially all of these services at the time of the Acquisition. The fee for these services was $15,000 for the period in 1998 that we used these services.

    ITT PENSION PLAN. From December 19, 1995 until the June 1998 Offering, we participated in the ITT Pension Plan, a non-contributory defined benefit pension plan which covered substantially all of our employees. ITT determined the aggregate amount of pension expense on a consolidated basis based on actuarial calculations, and such expense was allocated to participating units on the basis of compensation covered by the plan. Prior to December 19, 1995, we participated in the Retirement Plan for Salaried Employees of Old ITT, which was substantially identical to the terms of the ITT Pension Plan. For the period January 1, 1998 through June 9, 1998, our pension expense under the ITT Pension Plan was $1,858,000. Federal legislation limits the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. ITT adopted a non-qualified unfunded retirement plan (the "ITT Excess Pension Plan") for payment of those benefits at retirement that could not be paid from the qualified ITT Pension Plan. The practical effect of the ITT Excess Pension Plan was to continue calculation of retirement benefits to all employees on a uniform basis. We paid directly the benefits for our employees under the ITT Excess Pension Plan. Any "excess" benefit accrued to any such employee was immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control. The approval by ITT's shareholders of the Acquisition constituted a change in corporate control as defined in the ITT Excess Pension Plan, which resulted in a distribution of all of the accrued benefits under the ITT Excess Pension Plan to the participants. After the June 1998 Offering, we implemented our own pension and excess pension plans.

    RETIREMENT SAVINGS PLAN. Prior to May 16, 1998, we participated in The ITT 401k Retirement Savings Plan (the "ITT Savings Plan"), a defined contribution pension plan which covered substantially all of our employees. Employees could contribute (subject to certain Internal Revenue Service limitations) amounts ranging from 2% to 16% of base pay. We contributed 1% of the employee's covered pay and matched the employee's contributions at the rate of 50% up to a maximum of 5% of covered pay, amounting to a maximum matching contribution of 2.5% of the employee's covered pay. Our non-matching and matching contributions were, prior to the Acquisition, in the form of common shares of ITT. After the Acquisition and before May 16, 1998, our matching and non-matching contributions were in the form of Paired Shares. ITT charged us the costs of our non-matching and matching contributions. For the period January 1, 1998 through May 15, 1998, our costs of providing this benefit (including an allocation of the administrative costs of the plan) were $774,000. Federal legislation limited the annual contributions which an employee could make to the ITT Savings Plan, a tax-qualified retirement plan. Accordingly, ITT adopted, and we participated in, prior to the Acquisition, an ITT excess savings plan (the "ITT Excess Savings Plan"), a non-qualified retirement plan, which enabled employees who were precluded by these limitations from contributing 5% of their salary to the tax-qualified plan to make up the shortfall through salary deferrals and, thereby, receive the 1% non-matching company contribution and the 2.5% matching company contribution otherwise allowable under the tax-qualified plan. Salary deferrals, company contributions and imputed earnings were entered into a book reserve account maintained by ITT for each participant. The account balance maintained on behalf of a participant was immediately payable in a single lump sum payment upon the occurrence of a change in control (as defined in the ITT Excess Savings Plan). The approval by ITT's shareholders of the Acquisition constituted a change in control as defined in the ITT Excess Savings Plan, which resulted in a distribution of all the account balances maintained under the ITT Excess Savings Plan to participants. We adopted our own 401(k) and excess savings plans that became effective on May 16, 1998.

    GROUP MEDICAL BENEFITS. In 1998, we began providing all of our own medical insurance benefits to our employees, but we continued to utilize ITT's services in the administration of our indemnity medical plan. We were responsible for all claims incurred under our indemnity plan, but in 1998 our liability for such claims was subject to stop loss coverage for individual medical claims greater than $50,000. We paid an allocated share of all indemnity plan claims in excess of $50,000 for all companies affiliated with ITT that participated in this stop-loss arrangement. We also paid our share of the administrative and stop loss pooling expenses incurred by ITT with respect to these services. For 1998, we made payments to ITT for these administrative services totaling $1,615,000.

    FEDERAL INCOME TAXES. Prior to the June 1998 Offering, we had been included in the consolidated U.S. federal income tax return of ITT. Under an agreement with ITT, income taxes were allocated among affiliates of ITT based upon the amounts they would pay or receive if they filed a separate income tax return. For the period January 1, 1998 through June 9, 1998, our allocated federal income taxes were $4,345,000.

AGREEMENTS WITH FORMER SHAREHOLDER

    Set forth below are descriptions of certain agreements between us and ITT and/or its affiliates that we entered into in connection with the June 1998 Offering. Pursuant to the Stock Repurchase Agreement, certain provisions of these agreements were amended in connection with the February 1999 Offering. See "--Stock Repurchase Agreement."

    AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT. ITT's registration rights under an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") ended upon the consummation of the February 1999 Offering when ITT no longer held any shares of ESI Common Stock. The remainder of the Registration Rights Agreement terminates on June 9, 2003. The registration rights provisions of the Registration Rights Agreement provided that, upon request of ITT, we would register under the Securities Act of 1933 any of the shares of ESI Common Stock held by ITT for sale in accordance with ITT's intended method of disposition thereof, and would take such other action necessary to permit the sale of such shares in other jurisdictions. ITT had the right to request two such registrations. We were to pay all registration expenses (other than underwriting discounts and commissions and ITT's legal, accounting and advisory expenses) in connection with such registrations. ITT also had the right to include the shares of ESI Common Stock held by it in other registrations of shares of ESI Common Stock initiated by us on our own behalf or on behalf of any other person. We were to pay all registration expenses (other than underwriting discounts and commissions related to the shares of ESI Common Stock sold by ITT, ITT's legal, accounting and advisory expenses, and the filing fees payable under the Securities Act of 1933 for the shares of ESI Common Stock sold by ITT) in connection with each such registration. The rights of ITT under the Registration Rights Agreement were transferable by ITT. In 1998, we incurred $1,117,000 in costs associated with the June 1998 Offering under the predecessor to the Registration Rights Agreement and approximately $103,000 in costs associated with the February 1999 Offering under the Registration Rights Agreement. We will be paying the remaining costs of the February 1999 Offering in 1999 pursuant to the Registration Rights Agreement.

    The Registration Rights Agreement prohibited the holder of any shares of ESI Common Stock that we registered pursuant to such agreement from disposing of any such shares if the disposition would have caused a change in control of ESI or any of our ITT Technical Institutes, until we received all of the required prior approvals of the DOE, Accrediting Commissions and SEAs.

    TRADE NAME AND SERVICE MARK LICENSE AGREEMENT. A Trade Name and Service Mark License Agreement (the "License Agreement"), among other things, provides that ITT Sheraton Corporation ("Sheraton"), an ITT affiliate, grants to us for a period of seven years from June 9, 1998 a non-exclusive, non-transferable, worldwide, royalty-free license to use the "ITT" corporate and trade name, service mark and trademark "ITT" (the "Licensed Mark") solely in connection with the operation of our business and in a manner specifically identified in the License Agreement. This period could be extended for an additional five years if we requested an extension and we reached an agreement with Sheraton on the amount of royalties, if any, that we would pay during such extension. The License Agreement further provides that (1) our use of the Licensed Mark shall be consistent with Sheraton guidelines and standards, (2) certain of our materials bearing the Licensed Mark must contain a prescribed notice and (3) certain changes in control of ESI, as defined in the License Agreement, will terminate the License Agreement. Pursuant to the Stock Repurchase Agreement, the License Agreement was amended, effective upon the closing of the February 1999 Offering and stock repurchase, to provide us with a perpetual royalty-free license to use the Licensed Mark, expand the manner in which we can use the Licensed Mark and allow us to assign our license to use the Licensed Mark to any of our wholly-owned subsidiaries. See "--Stock Repurchase Agreement." In 1998, we did not pay any amounts to ITT under the License Agreement.

    AMENDED AND RESTATED INCOME TAX SHARING AGREEMENT. Prior to the June 1998 Offering, we had been included in the consolidated United States federal income tax return of ITT. We also had been included in certain state and local tax returns of ITT or its subsidiaries. An Amended and Restated Income Tax Sharing Agreement (the "Tax Agreement"), which became effective at the time of the June 1998 Offering, provides, among other things, for the allocation of liability for federal, state and local taxes between us and ITT. Under the Tax Agreement, we are responsible for all federal, state and local taxes related to our operations before and after the June 1998 Offering, and Starwood, Inc. is responsible for all such taxes related to our other operations of Starwood, Inc. and its subsidiaries before and after the June 1998 Offering.

    The Tax Agreement also sets forth procedures for filing returns, paying estimated taxes, amending returns, allocating refunds, tax audits and contests and certain tax elections. In particular, all tax refunds attributable to our operations will be paid to us and we will pay all tax assessments, interest and penalties attributable to our operations. Starwood, Inc. is responsible for preparing and filing all tax returns, and any amendments to these returns, involving our operations prior to the June 1998 Offering, and we are responsible for preparing and filing all tax returns, and any amendments to these returns, involving our operations following the June 1998 Offering.

    STOCKHOLDER AGREEMENT. ITT's "Board Rights" under a Stockholder Agreement (the "Stockholder Agreement") terminated upon the consummation of the February 1999 Offering. The "Board Rights" consisted of the following:

    - the authorized number of directors on our Board of Directors (the "Board") was not to exceed 10;

    - the authorized number of classes of directors of the Board was not to exceed three;

    - in connection with each annual meeting of our shareholders, the Board was to nominate and recommend such number of persons (rounded up to the next whole number but not to exceed four) designated by ITT to be elected to the Board so that the total number of ITT designees on the Board would be in relative proportion to the percentage of the outstanding shares of ESI Common Stock held by ITT and its affiliates (collectively, the "ITT Group"); and

    - the membership of our standing Nominating Committee of the Board was to be limited to four members, two of whom were to be directors who were ITT designees until the number of ITT designees on the Board was two, in which event only one ITT designated director was to be on the Nominating Committee, and if there was one ITT designee on the Board, such designee was not required to be on the Nominating Committee.

    The Board Rights were to terminate when the ITT Group held less than 7.5% of the outstanding shares of ESI Common Stock. The ITT Group could have assigned the Board Rights in whole, but not in part, to any one transferee from the ITT Group of 10% or more of the outstanding shares of ESI Common Stock (the "Rights Transferee"). The ITT designees that were on the Board in 1998 (Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht) resigned on February 1, 1999.

    The Stockholder Agreement prevented us as a result of any statutory anti-takeover or other anti-takeover provisions adopted by us from (1) significantly limiting or restricting the ability of the ITT

Group or any transferee from the ITT Group of 10% or more of the outstanding shares of ESI Common Stock to transfer or vote the ESI Common Stock held by it or (2) significantly adversely affecting the value of the shares of ESI Common Stock then owned by the ITT Group or any transferee from the ITT Group of 10% or more of the outstanding shares of the ESI Common Stock. The Stockholder Agreement also prevented us from taking any action that would have subjected any such shares to any restriction, limitation or provision of law to which other holders of ESI Common Stock were not subject. These restrictions ended in February 1999 when the ITT Group held less than 10% of the outstanding shares of ESI Common Stock.

    The Stockholder Agreement prohibited the ITT Group or the Rights Transferee from transferring any of their shares of ESI Common Stock if such transfer would have caused a change in control of ESI or any of our ITT Technical Institutes, until we received all of the required prior approvals of the DOE, Accrediting Commissions and SEAs.

    The Stockholder Agreement also includes reciprocal indemnifications of ITT and ESI by the other against all losses, claims and expenses arising after June 9, 1998 from (1) any misstatements or omissions by the indemnifying party in the Registration Statement and Prospectus for the June 1998 Offering or (2) any current or future litigation involving the indemnifying party's operations or business.

    The Stockholder Agreement preserves our access to certain insurance policies covering us when we were a subsidiary of ITT.

    EMPLOYEE BENEFITS AGREEMENT. An Employee Benefits Agreement (the "Benefits Agreement"), among other things, provides for the allocation and assignment of the respective rights and obligations of ESI and ITT before and after the June 1998 Offering with respect to benefits and compensation matters pertaining to our current and former employees. Under the terms of the Benefits Agreement, after the June 1998 Offering we ceased participation in all ITT employee benefit plans and programs, the services provided to us under our former Employee Benefits and Administrative Services Agreement with ITT ceased and we became responsible for establishing and maintaining our own employee benefit plans and programs.

    In particular, the Benefits Agreement ended participation of our employees in the ITT Pension Plan, the ITT Excess Pension Plan, the ITT Savings Plan and the ITT Excess Savings Plan. The ITT Pension Plan retained all assets and all liabilities for the benefits accrued thereunder by our participating employees. We assumed the liability for all benefits accrued under the ITT Excess Pension Plan by each of our participating employees since the date of the Acquisition and prior to the June 1998 Offering. The ITT Savings Plan transferred a significant portion of the assets in such plan for the accounts of our employees to a qualified 401(k) plan established by us, and we assumed all obligations with respect to such transferred assets. We assumed the liability for all benefits accrued under the ITT Excess Savings Plan by each of our participating employees since the date of the Acquisition and prior to the June 1998 Offering.

    The Benefits Agreement also provides that, during 1998, we could utilize ITT's services in the administration of our indemnity medical plan. We were responsible for all claims incurred under our indemnity plan, but in 1998 our liability for such claims was subject to stop loss coverage for individual medical claims greater than $50,000. We paid an allocated share of all indemnity plan claims in excess of $50,000 for all companies affiliated with ITT that participated in this stop loss arrangement. We also paid our share of the administrative and stop loss pooling expenses incurred by ITT with respect to these services.

    In accordance with the Benefits Agreement, ITT transferred assets relating to, and we assumed all obligations for, (1) all future post-retirement medical plan obligations attributable to one of our employees and (2) medical and life insurance coverage of our current and former disabled employees entitled to such coverage. ITT retained all assets relating to, and all obligations to provide, (1) retiree life insurance coverage to former employees of ESI entitled to such coverage as of December 31, 1997 and (2) disability payments to our current and former employees who were disabled as of December 31, 1997 and are receiving disability payments under ITT's long-term disability plan.

    In addition to the other employee benefit plans and programs offered by us, we offer our own 401(k) plan, excess savings plan, pension plan and excess pension plan for the benefit of our employees, at a cost similar to what we paid to participate in comparable plans offered by ITT.

    STOCK REPURCHASE AGREEMENT. In connection with the February 1999 Offering, we entered into a Stock Repurchase Agreement, pursuant to which we and ITT agreed, among other things, to the following:

    - we would repurchase from ITT in the February 1999 Offering 1,500,000 shares of ESI Common Stock at a per share price equal to the lesser of (1) the public offering price, less underwriting discounts and commissions and
      (2) $32.84;

    - upon completion of the February 1999 Offering and the stock repurchase, ITT would pay us $500,000 for administrative expenses and an additional $500,000 for administrative expenses if certain conditions related to the February 1999 Offering were satisfied;

    - the License Agreement would be amended, effective upon the consummation of the February 1999 Offering and the stock repurchase, and would:

     - provide us with a perpetual royalty-free license to use the Licensed
       Mark;

     - expand the manner in which we can use the Licensed Mark; and

     - allow us to assign our license to use the Licensed Mark to any of our wholly-owned subsidiaries;

    - ITT would use its best efforts to cause Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht to resign from the Board upon the consummation of the February 1999 Offering and the stock repurchase;

    - if the underwriters' over-allotment option in the February 1999 Offering was not exercised in full, we would file a post-effective amendment to the registration statement for the February 1999 Offering, converting it into a shelf registration statement covering all remaining shares of ESI Common Stock held by ITT. In addition, ITT agreed that this shelf registration would constitute ITT's last remaining demand registration under the Registration Rights Agreement; and

    - we and ITT will indemnify each other against certain liabilities that may arise in connection with the February 1999 Offering, the stock repurchase or the related transactions.

On February 1, 1999, we completed the February 1999 Offering of 7,950,000 shares of ESI Common Stock owned by ITT (including the underwriters' over-allotment option), and repurchased an additional 1,500,000 shares of ESI Common Stock owned by ITT at a price of $49,087,500. On the same date, the License Agreement was amended, ITT paid us $1,000,000 for administrative expenses related to the February 1999 Offering, and Mr. Coelho, Ms. Josephs, Mr. Kleeman and Mr. Sternlicht resigned from our Board of Directors.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2000 Annual Meeting of Shareholders is November 26, 1999.

    In order to be considered at the 2000 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our By-Laws. Our By-Laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as Directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, our By-Laws provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as Director or Directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of ESI not less than 70 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, (1) notice by the shareholder of a nomination must be delivered or received not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made and (2) notice by a shareholder of any other business must be received not later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

    The advance notice provisions in our By-Laws also provide that in the case of a special meeting of shareholders called for the purpose of electing Directors, to be timely, a shareholder's notice must be delivered or received not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made and of nominees to be elected at such meeting.

    The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 8 and Article III, Section 2 of our By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of ESI at 5975 Castle Creek Parkway, North Drive, P.O. Box 50466, Indianapolis, IN 46250-0466.

                        ITT EDUCATIONAL SERVICES, INC.
                      5975 CASTLE CREEK PARKWAY, N. DRIVE
                                P.O. BOX 50466
                          INDIANAPOLIS, IN 46250-0466

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of ITT Educational Services, Inc. ("ESI") to be held at 10:30 a.m. on Tuesday, May 11, 1999, at the Sheraton Premiere Hotel at Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182, for the following purposes:

1. To consider and vote upon two proposals described in the Proxy Statement providing for:

      PROPOSAL ONE: Election of two Directors to serve until the 2002 Annual
                    Meeting of Shareholders and until their successors are elected and have qualified.

      PROPOSAL TWO: Approval of an amendment of ESI's Restated Certificate of
                    Incorporation to increase the number of authorized shares of ESI common stock, $0.01 par value per share, from 50,000,000 to 150,000,000.

2. To act upon such other matters that may properly come before the meeting.

     All shareholders of record at the close of business on March 12, 1999 will be entitled to vote at the meeting.

     TO BE SURE THAT YOUR VOTE IS COUNTED, PLEASE COMPLETE AND SIGN THE PROXY/VOTING INSTRUCTION CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will help reduce the expense of additional proxy solicitation.

If you plan to attend the Annual Meeting in person, detach and bring this letter to the meeting as an admission ticket.

     Sincerely yours,


     /s/ Rene R. Champagne
     Rene R. Champagne
     Chairman, President
        and Chief Executive Officer

                            DETACH PROXY CARD HERE

-------------------------------------------------------------------------------

Directors recommend a vote FOR proposals one and two.

ONE: Election of   FOR all nominees / /  WITHHOLD AUTHORITY / /  *EXCEPTIONS / /
     Directors     listed below          to vote for all
                                         nominees listed
                                         below

Director Nominees: John E. Dean and Vin Weber.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ___________________________________________________________________

TWO: Approval of the amendment of ESI's Restated Certificate of Incorporation to increase the number of authorized shares of ESI common stock, $0.01 par value per share, from 50,000,000 to 150,000,000.

           FOR / /         AGAINST / /         ABSTAIN / /

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Change of Address and      / /
or Comments Mark Here

Note: Please add your title if you are signing for a corporation or other business entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date: _____________________________, 1999

_________________________________________
             Signature

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.     / /

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                            DETACH PROXY CARD HERE

-------------------------------------------------------------------------------

                        ITT EDUCATIONAL SERVICES, INC.
                      5975 CASTLE CREEK PARKWAY, N. DRIVE
                                P.O. BOX 50466
                          INDIANAPOLIS, IN 46250-0466

                                   P R O X Y

   PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Clark D. Elwood or Edward G. Hartigan or Gene
A. Baugh, as proxy, each with power to appoint his or her substitute and hereby authorizes each of them at the annual meeting of shareholders of ITT Educational Services, Inc. ("ESI") to be held at 10:30 a.m. on May 11, 1999 at the Sheraton Premiere Hotel at Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182, and at any adjournments thereof to vote all shares of ESI common stock which the undersigned could vote if personally present as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE OF THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESIGNATED BY YOU ON THE REVERSE SIDE, OR IF NO DESIGNATION IS MADE WILL BE VOTED FOR PROPOSALS ONE AND TWO. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY.

SEE REVERSE SIDE                                 ITT EDUCATIONAL SERVICES, INC.
                                                 P.O. Box 11170
                                                 NEW YORK, NY 10203-0170